Exhibit 99.1

DUNKIN’ BRANDS APPOINTS FOOD-SERVICE & RETAIL EXECUTIVE GIORGIO MINARDI

AS PRESIDENT OF INTERNATIONAL

CANTON, Mass. (Feb. 7, 2012) — With more than 16,500 restaurants in 60 countries around the world, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, today announced the appointment of international food-service and retail industry executive Giorgio Minardi to the position of President, Dunkin’ Brands International. In this role, Minardi will be responsible for strategically expanding the presence of Dunkin’ Donuts and Baskin-Robbins’ outside the United States and for delivering a consistent, but culturally relevant, brand experience for the Company’s international customers. Minardi will report directly to Nigel Travis, Dunkin’ Brands’ Chief Executive Officer and President, Dunkin’ Donuts, and will serve on the Dunkin’ Brands leadership team.

A highly experienced food-service and retail industry executive, Minardi has held top strategic development and brand management positions at prominent international food-service and retail companies, including McDonalds, Burger King and Autogrill Corporation, a food, beverage and retail company. Most recently, Minardi served as Managing Director, Europe and the Middle East, for Autogrill where he was responsible for every aspect of that company’s business operations in 40 countries. He also served as Autogrill’s Chairman in Spain and Belgium, and as President in Switzerland. Under Minardi’s direction, Autogrill undertook an aggressive development plan that expanded its market share while driving sales and profits.

“With an impressive career as an international executive with some of the leading brands in the food-service and retail industry, Giorgio is eminently qualified to help us capitalize on the tremendous global growth opportunities available to Dunkin’ Donuts and Baskin-Robbins, “ said Nigel Travis. “He has a unique blend of marketing, operational, development and general management experience, as well as on-the-ground experience in Asia Pacific, Europe and the U.S. Combine all of that with his passion for the food-service industry, and we believe he will enable us to enhance our support of our international franchisees and drive profitable growth in new and existing markets.”

Prior to Autogrill, Minardi was with Burger King, first as Vice President of Asia Pacific, and later as Division Vice President of Northwest Europe, where he was responsible for the company’s overall performance in the United Kingdom, the brand’s second-biggest region outside the U.S. Minardi also spent 16 years with McDonald’s Corporation, initially serving as Vice President Marketing, Asia Pacific, and ultimately as Vice President and Chief Marketing Officer for Greater China, contributing significantly to the company’s growth in the region.

“I am excited about being a part of the Dunkin’ Brands team. The company is among the world’s largest quick-service restaurant companies and includes two of the most recognized and beloved brands in the industry,” said Giorgio Minardi. “I look forward to working with the franchisees, as well as the management team, and to helping Dunkin’ Brands recognize its significant international growth opportunities.”

Minardi also serves on the Board of Directors of Volotea Airlines in Europe.

During the first nine months of 2011, Dunkin’ Brands, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins, opened approximately 480 net new locations globally. In 2010 the company added more net new locations than almost any other quick-service restaurant chain in the world. For more information about Dunkin’ Brands, please visit http://DunkinBrands.com.

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About Dunkin’ Brands Group, Inc.

With more than 16,500 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of 2011, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 10,000 Dunkin' Donuts restaurants and more than 6,400 Baskin-Robbins restaurants. For the full-year 2010, the company had system-wide sales of approximately $7.7 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; changes in working relationship with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and the other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; inability to recover our capital costs; changes in political, legal, economic or other factors in international markets; termination of a master franchise agreement or contracts with the U.S. military; currency exchange rates; the impact of food borne-illness or food safety issues or adverse public or medial opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; uncertainties relating to litigation; changes in regulatory requirements to our and our franchisees and licensees ability to comply with current or future regulatory requirements; review and audit of certain of our tax returns; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events. Forward-looking statements reflect management's analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our prospectus filed with the Securities and Exchange Commission on November 17, 2011. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Karen Raskopf	Stacey Caravella
SVP Communications	Director, Investor Relations
Dunkin’ Brands, Inc	Dunkin Brands, Inc.
781-737-5200 .	781-737-3200
Karen.Raskopf@DunkinBrands.com	investor.relations@dunkinbrands.com